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                                 EXHIBIT 10.67



                                      December 18, 1995



     Elsag Bailey Division of
     Finmeccanica S.p.A.
     Via G. Puccini 2
     Genova 16154
     Italy

     Att:  Paolo Caron

     Re:  Purchase Price Adjustment
          -------------------------

     Dear Paolo:

          Reference is made to the Acquisition Agreement dated as of June 10, 1994 between Brown & Sharpe Manufacturing Company ("Brown & Sharpe") and Finmeccanica S.p.A. ("Finmeccanica") as amended to date (the "Acquisition Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Acquisition Agreement.

          We write to you to confirm our agreement regarding the amount of the Purchase Price Adjustment provided under Section 1.4 of the Acquisition Agreement.

          Brown & Sharpe and Finmeccanica hereby agree to rescind all previous submissions made to the other under Section 1.4 of the Acquisition Agreement containing forms of any Pricing Financial Statements including any reports or certificates prepared or submitted by their respective accounts. Instead of proceeding under Section 1.4 of the Agreement with the review of the Pricing Balance Sheet by a third party accounting firm, this will confirm that a Purchase Price Adjustment shall be payable to Brown & Sharpe by Finmeccanica in the amount of Lire 2,100 million, provided that such Lire 2,100 million amount may be reduced as provided below if the Premises (as defined below) are vacated after June 30, 1996. The amount of the Purchase Price Adjustment shall not bear interest. Payment of such Purchase Price Adjustment shall be satisfied by Finmeccanica foregoing receipt of amounts otherwise required to be paid in the future to it by DEA S.p.A. as set forth in the paragraph immediately below.

          Finmeccanica agrees that the rent ("canone di locazione") payable by DEA S.p.A. ("DEA") with respect to Building No. 1 at Corso Torino 70, Moncalieri, Italy (the "Premises") under the Lease Agreement between DEA and Finmeccanica S.p.A. dated December 24, 1991 (the "Lease Agreement"), as adjusted for inflation pursuant to Article 3 of the Lease Agreement, in respect of the period commencing on July 1, 1996 and ending on December 31, 1997 shall be reduced by an amount equal to Lire 2,100 million (the "Rent Waiver Amount"), subject to the provision of the next sentence. In the event that DEA for any reason vacates the Premises after June 30, 1996, the Rent Waiver Amount shall be reduced by an amount equal to the portion of rent due (calculated on a daily basis) for the period from July 1, 1996 to the effective date the Premises are vacated.

          Finmeccanica hereby consents to DEA's terminating the lease at any time on or after June 30, 1996 without any obligation to make payments other than the payments required if DEA had continued to occupy the premises on and after June 30, 1996, which payments are then to be reduced as provided above in this letter agreement.
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          The terms and provisions of the Acquisition, except as expressly amended hereby, and any agreements entered into at the Closing shall remain in full force and effect. Each party expressly reserves the right to claim for breach of any covenant, agreement, representation or warranty made by any party in the Acquisition Agreement other than under Section 1.4 thereof (except for a claim related to 1.4(b), which may continue to be made) and seek indemnification in accordance with the provisions of Section 8 of the Acquisition Agreement, except to the extent otherwise explicitly settled as provided in this letter.

          This letter agreement is made for the sole purpose of settling certain matters disputed by the parties. The execution of this letter does not constitute an admission of liability of any of the parties in respect of such matters, and shall not be asserted as an admission or as evidence of liability, except that each party shall be required to fulfill its obligations under this letter.

          This letter contains the entire understanding between Brown & Sharpe and Finmeccanica with respect to those disputes between them resolved herein.

          To confirm that the foregoing accurately and completely sets forth the terms of our agreement, please sign two copies of this letter and return one to the undersigned, whereupon this shall become a binding agreement between Brown & Sharpe and Finmeccanica and shall constitute an amendment of the Acquisition Agreement.

                                 Sincerely yours,

                                 BROWN & SHARPE MANUFACTURING COMPANY



                                 By:  /s/ C. A. Junkunc
                                      --------------------------
                                      C. A. Junkunc
                                      Vice President and Chief Financial Officer

     ACCEPTED:

     FINMECCANICA S.p.A.
     (through its Elsag Bailey Division)



     By:  /s/ Paolo Caron
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     Title: